EXHIBIT 10.4

SERVICES AGREEMENT, dated as of June 4, 2004 (the “Agreement”), by and among JER COMMERCIAL DEBT ADVISORS LLC, a Delaware limited liability company (the “Manager”), JER Investors Trust Inc., a Maryland corporation (the “Company”), and J.E. ROBERT COMPANY, INC., a Delaware corporation (“JER”).

W I T N E S S E T H:

WHEREAS, the Manager has entered into a management agreement (as such agreement may be amended from time to time, the “Management Agreement”), dated as of June 4, 2004, between the Company and the Manager; and

WHEREAS, JER desires to provide such services, including personnel, services and resources, to the Manager to enable the Manager to perform its duties under the Management Agreement.

NOW THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Agreement to Provide Services. JER agrees to provide the Manager with such personnel, services and resources to enable the Manager to carry out its obligations and responsibilities under the Management Agreement.

2.	Term. This Agreement will terminate upon the termination of the Management Agreement.

3.	Assignments. This Agreement may not be assigned by any party hereto, in whole or in part, and shall terminate automatically in the event of any such assignment, unless such assignment is consented to in writing by the other party; provided, however, that JER may delegate to one or more of its Affiliates performance of any of its responsibilities hereunder so long as it remains liable for any such Affiliate’s performance.

4.	Governing Law. This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the state of New York.

5.	Counterparts. This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

6.	Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.	Binding Nature of Agreement; Successors and Assigns.This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

8.	Amendments. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

JER COMMERCIAL DEBT ADVISORS LLC

By:	/s/ Daniel T. Ward
Name: Daniel T. Ward Title: Senior Managing Director

J.E. ROBERT COMPANY, INC.

By:	/s/ Daniel T. Ward
Name: Daniel T. Ward Title: Senior Managing Director

JER INVESTORS TRUST INC.

By:	TAE-SIK YOON
Name: Tae-Sik Yoon Title: Executive Vice President

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